Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Aug. 5, 2025) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2025.

“We're delivering strong performance and reaching more patients with innovative medicines and biosimilars that address serious diseases. We continue to invest in science that enables longer, healthier lives and supports sustainable, long-term growth,” said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the second quarter, total revenues increased 9% to $9.2 billion in comparison to the second quarter of 2024.
◦Product sales grew 9%, driven by 13% volume growth, partially offset by 3% lower net selling price.
◦Fifteen products delivered at least double-digit sales growth in the second quarter, including Repatha® (evolocumab), EVENITY® (romosozumab-aqqg), IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab), BLINCYTO® (blinatumomab), TEZSPIRE® (tezepelumab-ekko), UPLIZNA® (inebilizumab-cdon), and TAVNEOS® (avacopan).
•GAAP earnings per share (EPS) increased 92% from $1.38 to $2.65, primarily driven by higher revenues.
◦GAAP operating income increased from $1.9 billion to $2.7 billion, and GAAP operating margin increased 6.6 percentage points to 30.3%.
•Non-GAAP EPS increased 21% from $4.97 to $6.02, primarily driven by higher revenues, partially offset by higher operating expenses.
◦Non-GAAP operating income increased from $3.9 billion to $4.3 billion, and non-GAAP operating margin increased 0.7 percentage points to 48.9%.
•The Company generated $1.9 billion of free cash flow in the second quarter of 2025 versus $2.2 billion in the second quarter of 2024, driven by 2024 tax payments deferred to 2025 and higher capital expenditures, partially offset by business performance.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented in the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 31% year-over-year to $696 million in the second quarter, driven by 36% volume growth, partially offset by unfavorable changes to estimated sales deductions.

•EVENITY® (romosozumab-aqqg) sales increased 32% year-over-year to $518 million in the second quarter, primarily driven by volume growth.

•Prolia® (denosumab) sales decreased 4% year-over-year to $1.1 billion in the second quarter, driven by lower net selling price. For 2025, we expect sales erosion driven by biosimilar competition in the second half of the year, as biosimilars have now launched in the U.S. market.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales increased 5% year-over-year to $505 million in the second quarter, primarily driven by higher inventory levels.

•KRYSTEXXA® (pegloticase) sales increased 19% year-over-year, to $349 million in the second quarter, of which 12% was derived from higher inventory levels and 6% from volume growth.

•UPLIZNA® (inebilizumab-cdon) sales increased 91% year-over-year to $176 million in the second quarter, driven by 79% volume growth with 16% derived from higher inventory levels. Year-over-year sales benefited from the timing of shipments to our ex-U.S. partner that occurred in the third quarter of 2024. Excluding these shipments, sales grew by 56% year-over-year in the second quarter.

•TAVNEOS® (avacopan) sales increased 55% year-over-year to $110 million in the second quarter, driven by volume growth.

•Ultra-Rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), QUINSAIR® (levofloxacin), and BUPHENYL® (sodium phenylbutyrate), generated $183 million of sales in the second quarter. Sales decreased 2% year-over-year for the second quarter, driven by lower net selling price.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 46% year-over-year to $342 million in the second quarter, driven by volume growth.

•Otezla® (apremilast) sales increased 14% year-over-year to $618 million in the second quarter, driven by 12% favorable changes to estimated sales deductions and 4% volume growth.

•Enbrel® (etanercept) sales decreased 34% year-over-year to $604 million in the second quarter, driven by 20% unfavorable changes to estimated sales deductions and 19%

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

lower net selling price resulting from increased 340B Program mix and the impact of the U.S. Medicare Part D redesign, partially offset by 3% volume growth.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales were flat year-over-year at $133 million in the second quarter.

•PAVBLU® (aflibercept-ayyh) generated $130 million of sales in the second quarter.

•WEZLANA™ (ustekinumab-auub)/WEZENLA™ (ustekinumab) generated $35 million of sales in the second quarter.

Oncology

•BLINCYTO® (blinatumomab) sales increased 45% year-over-year to $384 million in the second quarter, driven by volume growth.

•Vectibix® (panitumumab) sales increased 13% year-over-year to $305 million in the second quarter, driven by volume growth.

•KYPROLIS® (carfilzomib) sales were flat year-over-year at $378 million in the second quarter.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 6% year-over-year to $90 million in the second quarter, driven by 16% volume growth, partially offset by 10% lower net selling price.

•XGEVA® (denosumab) sales decreased 5% year-over-year to $532 million in the second quarter, driven by 2% unfavorable changes to estimated sales deductions and volume decline. For 2025, we expect sales erosion driven by biosimilar competition in the second half of the year, as biosimilars have now launched in the U.S. market.

•Nplate® (romiplostim) sales increased 7% year-over-year to $369 million in the second quarter, driven by volume growth.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) generated $134 million of sales in the second quarter. Sales increased 65% quarter-over-quarter, driven by volume growth.

•MVASI® (bevacizumab-awwb) sales increased 22% year-over-year to $191 million in the second quarter, driven by 16% favorable changes to estimated sales deductions, 6% volume growth, and 5% higher net selling price, partially offset by lower inventory levels. In the quarter, MVASI benefited from competitor bevacizumab product shortages, and going forward, we expect to return to continued sales erosion driven by competition.

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide), and Neulasta® (pegfilgrastim), generated $533 million of sales in the second quarter. Sales decreased 5% year-over-year for the second quarter, driven by 14% lower net selling price and 4% lower volume, partially offset by favorable changes to estimated sales deductions.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ’25			Q2 ’24	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$361	$335	$696	$532	31%
EVENITY®	395	123	518	391	32%
Prolia®	745	377	1,122	1,165	(4%)
TEPEZZA®	466	39	505	479	5%
KRYSTEXXA®	349	—	349	294	19%
UPLIZNA®	132	44	176	92	91%
TAVNEOS®	103	7	110	71	55%
Ultra-Rare products(1)	175	8	183	187	(2%)
TEZSPIRE®	342	—	342	234	46%
Otezla®	512	106	618	544	14%
Enbrel®	597	7	604	909	(34%)
AMJEVITA®/AMGEVITA™	—	133	133	133	—%
PAVBLU®	126	4	130	—	N/A
WEZLANA™/WEZENLA™	—	35	35	—	N/A
BLINCYTO®	270	114	384	264	45%
Vectibix®	144	161	305	270	13%
KYPROLIS®	232	146	378	377	0%
LUMAKRAS®/LUMYKRAS™	52	38	90	85	6%
XGEVA®	347	185	532	562	(5%)
Nplate®	228	141	369	346	7%
IMDELLTRA®/IMDYLLTRA™	107	27	134	12	*
MVASI®	142	49	191	157	22%
Aranesp®	107	252	359	348	3%
Parsabiv®	51	41	92	106	(13%)
Neulasta®	63	19	82	105	(22%)
Other products(2)	278	56	334	378	(12%)
Total product sales	$6,324	$2,447	$8,771	$8,041	9%

N/A = not applicable
* Change in excess of 100%
(1) Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, QUINSAIR® and BUPHENYL® .
(2) Consists of Aimovig®, KANJINTI®, AVSOLA®, EPOGEN®, RIABNI®, BKEMV™/BEKEMV™, IMLYGIC®, NEUPOGEN®, Corlanor®, RAYOS®, DUEXIS®, PENNSAID® and Sensipar®/Mimpara™, where Biosimilars total $172 million in Q2 ’25 and $183 million in Q2 ’24.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 1% year-over-year for the second quarter. Cost of Sales as a percentage of product sales decreased 5.9 percentage points driven by lower amortization expense from the fair value step-up of inventory acquired from Horizon and lower manufacturing costs, partially offset by higher profit share expense and changes in our sales mix. Research & Development (R&D) expenses increased 21% driven by investments in later-stage clinical programs, including those related to MariTide, for which four Phase 3 studies are underway. Selling, General & Administrative (SG&A) expenses decreased 5% driven by lower commercial product-related expenses and lower Horizon acquisition-related expenses. Other operating expenses include litigation expenses.
•Operating Margin as a percentage of product sales increased 6.6 percentage points in the second quarter to 30.3%.
•Tax Rate increased 2.7 percentage points in the second quarter due to the change in earnings mix, including lower amortization expense from the fair value step-up of inventory acquired from Horizon and current year net unfavorable items, as compared to the prior year.
On a non-GAAP basis:
•Total Operating Expenses increased 8% year-over-year for the second quarter. Cost of Sales as a percentage of product sales increased 0.2 percentage points driven by higher profit share expense and changes in our sales mix, partially offset by lower manufacturing costs. R&D expenses increased 18% driven by investments in later-stage clinical programs, including those related to MariTide, for which four Phase 3 studies are underway. SG&A expenses decreased 2% primarily driven by lower commercial product-related expenses.
•Operating Margin as a percentage of product sales increased 0.7 percentage points in the second quarter to 48.9%.
•Tax Rate decreased 0.7 percentage points in the second quarter due to the change in earnings mix.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q2 ’25	Q2 ’24	YOY Δ	Q2 ’25	Q2 ’24	YOY Δ
Cost of Sales	$3,011	$3,236	(7%)	$1,551	$1,406	10%
% of product sales	34.3%	40.2%	(5.9) pts.	17.7%	17.5%	0.2 pts.
Research & Development	$1,744	$1,447	21%	$1,685	$1,423	18%
% of product sales	19.9%	18.0%	1.9 pts.	19.2%	17.7%	1.5 pts.
Selling, General & Administrative	$1,691	$1,785	(5%)	$1,650	$1,686	(2%)
% of product sales	19.3%	22.2%	(2.9) pts.	18.8%	21.0%	(2.2) pts.
Other	$77	$11	*	$—	$—	N/A
Total Operating Expenses	$6,523	$6,479	1%	$4,886	$4,515	8%

Operating Margin
Operating income as % of product sales	30.3%	23.7%	6.6 pts.	48.9%	48.2%	0.7 pts.

Tax Rate	8.7%	6.0%	2.7 pts.	14.2%	14.9%	(0.7) pts.

pts: percentage points
* = Change in excess of 100%
N/A = not applicable

Cash Flow and Balance Sheet
•The Company generated $1.9 billion of free cash flow in the second quarter of 2025 versus $2.2 billion in the second quarter of 2024, driven by timing of 2024 tax payments deferred to 2025 and higher capital expenditures, partially offset by business performance.
•The Company declared a second quarter 2025 dividend on March 4, 2025 of $2.38 per share that was paid on June 6, 2025 to all stockholders of record as of May 16, 2025, representing a 6% increase from the same period in 2024.
•The Company retired $1.4 billion of debt during the second quarter of 2025, and $4.3 billion year to date.
•During the second quarter of 2025, there were no repurchases of shares of common stock.
•Cash and cash equivalents totaled $8.0 billion and debt outstanding totaled $56.2 billion as of June 30, 2025.

$Billions, except shares	Q2 ’25	Q2 ’24	YOY Δ
Operating Cash Flow	$2.3	$2.5	$(0.2)
Capital Expenditures	$0.4	$0.2	$0.1
Free Cash Flow	$1.9	$2.2	$(0.3)
Dividends Paid	$1.3	$1.2	$0.1
Share Repurchases	$0.0	$0.0	$0.0
Average Diluted Shares (millions)	541	541	0

Note: Numbers may not add due to rounding

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

$Billions	6/30/25	12/31/24	YTD Δ
Cash and Cash Equivalents	$8.0	$12.0	$(3.9)
Debt Outstanding	$56.2	$60.1	$(3.9)

Note: Numbers may not add due to rounding

2025 Guidance
For the full year 2025, the Company expects:
•Total revenues in the range of $35.0 billion to $36.0 billion.
•On a GAAP basis, EPS in the range of $10.97 to $12.11, and a tax rate in the range of 11.0% to 12.5%.
•On a non-GAAP basis, EPS in the range of $20.20 to $21.30, and a tax rate in the range of 14.5% to 16.0%.
•Capital expenditures to be approximately $2.3 billion.
•Share repurchases not to exceed $500 million.
This guidance includes the estimated impact of implemented tariffs, but does not account for any tariffs or potential pricing actions announced or described but not implemented as well as any tariffs, sector specific tariffs, or pricing actions that could be implemented in the future.

Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a differentiated peptide-antibody conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic polypeptide receptor (GIPR).
•In June, the underlying details from Part 1 of the Phase 2 study of MariTide and complete results from the primary analysis of the Phase 1 pharmacokinetics low dose initiation (PK-LDI) study evaluating lower starting doses of MariTide were presented at the American Diabetes Association 85th Scientific Sessions and simultaneously published in the New England Journal of Medicine.
◦In the Phase 2 study per the efficacy estimand1, MariTide demonstrated:
•up to ~20% average weight loss in people living with obesity without Type 2 diabetes (T2D).
•up to ~17% average weight loss in people living with obesity with T2D.
•no weight loss plateau by 52 weeks, indicating the potential for further weight reduction.
•robust and sustained reduction in hemoglobin A1c (HbA1c) of up to 2.2% in people living with obesity and T2D.
•improvements across pre-specified cardiometabolic measures, including waist circumference, blood pressure, high-sensitivity C-reactive protein (hs-CRP) and select lipid parameters.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

◦No new safety signals were identified in the Phase 2 study and tolerability was consistent with the GLP-1 class. The most frequently reported adverse events (AEs) were gastrointestinal (GI) related, and most were mild to moderate, were predominantly limited to initial dosing and less frequent when dose escalation was used without compromising efficacy.
•Discontinuation rates of MariTide due to GI AEs in the dose escalation arms (up to 7.8%) were lower than non-dose escalation arms.
◦The Phase 1 PK-LDI study showed participants that received 21 mg/70 mg/350 mg had an overall incidence of vomiting of 24.4% and participants that received 35 mg/70 mg/350 mg had an overall incidence of vomiting of 22.5%. There were no discontinuations due to GI AEs at any time during the study.
•Part 2 of the Phase 2 chronic weight management study is ongoing in adults living with obesity or overweight, with or without T2D. Data readout is anticipated in Q4 2025.
•A Phase 2 study investigating MariTide for the treatment of T2D is ongoing in adults living with and without obesity. Data readout is anticipated in Q4 2025.
•MARITIME-1, a Phase 3 study of MariTide is enrolling adults living with obesity or overweight, without T2D.
•MARITIME-2, a Phase 3 study of MariTide is enrolling adults living with obesity or overweight, with T2D.
•MARITIME-CV, a Phase 3 study of MariTide on cardiovascular (CV) outcomes was initiated and is enrolling adults living with established atherosclerotic cardiovascular disease and obesity or overweight.
•MARITIME-HF, a Phase 3 study of MariTide on reduction of heart failure events and cardiovascular risk was initiated and is enrolling adults living with heart failure with preserved or mildly reduced ejection fraction and obesity.
•The Company is planning to initiate Phase 3 study of obstructive sleep apnea in H2 2025.

AMG 513
•A Phase 1 study of AMG 513 is enrolling adults living with obesity.

Repatha
•VESALIUS-CV, a Phase 3 CV outcomes study of Repatha, is ongoing in patients at high CV risk without prior myocardial infarction or stroke. Data readout is event driven and anticipated in H2 2025.
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of CV events, is ongoing.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-outcomes trial, a Phase 3 secondary prevention CV outcomes study, is ongoing in patients with atherosclerotic CV disease and elevated Lp(a).
•A Phase 3 CV outcomes study in patients with elevated Lp(a) and at high risk for a first CV event is expected to be initiated in H2 2025/H1 2026.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Rare Disease
UPLIZNA
•U.S. Food and Drug Administration (FDA) review of the MINT Phase 3 data in patients with generalized myasthenia gravis is ongoing, with a PDUFA date of December 14, 2025.

TEPEZZA
•In June, the European Commission granted marketing authorization approval of TEPEZZA for the treatment of adults with moderate to severe thyroid eye disease (TED). Regulatory review is underway in multiple additional geographies.
•A Phase 3 study of TEPEZZA in Japan is enrolling patients with chronic/low clinical activity score TED.
•A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab has completed enrollment of patients with TED.

TAVNEOS
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are underway. The first study has completed enrollment of patients with moderate-to-severe systemic disease activity. The second study is enrolling patients with moderate-to-severe symptomatic burden and low systemic disease activity.

Daxdilimab
•Daxdilimab is a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab is ongoing in patients with moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care.
•A Phase 2 study of daxdilimab is ongoing in patients with dermatomyositis and antisynthetase inflammatory myositis.

AMG 329
•AMG 329 is a fully human monoclonal antibody targeting FMS-like tyrosine kinase 3 (FLT3) ligand.
•A Phase 2 study of AMG 329 is ongoing in patients with Sjögren’s disease.

AMG 732
•AMG 732 is an insulin-like growth factor-1 receptor (IGF-1R) targeting monoclonal antibody.
•A Phase 2 study of AMG 732 is enrolling patients with moderate-to-severe active TED.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Inflammation
TEZSPIRE
•Two Phase 3 studies of TEZSPIRE are enrolling adults with moderate to very severe chronic obstructive pulmonary disease (COPD) and a BEC ≥ 150 cells/µl.
•In May, primary results from the Phase 3b WAYFINDER study were presented, showing that TEZSPIRE reduces or eliminates oral cortical steroid (OCS) use in OCS-dependent patients with severe uncontrolled asthma.
•FDA review of the WAYPOINT Phase 3 data in patients with chronic rhinosinusitis with nasal polyps is ongoing with a PDUFA date of October 19, 2025.
•A Phase 3 study of TEZSPIRE has completed enrollment of patients with eosinophilic esophagitis.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody that inhibits and reduces OX40-positive pathogenic T-cells.
•The eight study ROCKET Phase 3 program evaluating rocatinlimab in patients with moderate-to-severe atopic dermatitis (AD) has enrolled over 3300 patients. Enrollment is now complete in seven studies.
•Key upcoming milestones from the ROCKET Phase 3 program:
◦ROCKET ASCEND is a study evaluating rocatinlimab maintenance therapy in adult and adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
◦ROCKET ASTRO is a 52-week study of rocatinlimab in adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
•A Phase 2 study of rocatinlimab is enrolling patients with moderate-to-severe asthma.
•A Phase 3 study of rocatinlimab is enrolling patients with prurigo nodularis.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease was initiated in adults with systemic lupus erythematosus (SLE) and in adults with refractory rheumatoid arthritis.

Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease is enrolling adults with SLE with nephritis.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab).
•A Phase 2 study is enrolling patients with asthma.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Oncology
BLINCYTO / blinatumomab
•In June, Phase 1b/2 subcutaneous blinatumomab data were presented at the European Hematology Association Congress and simultaneously published in The Lancet Haematology demonstrating 89–92% remission rates, (complete remission/complete remission with partial hematological recovery rates/complete remission with incomplete count recovery), and manageable safety in adults with relapsed/refractory CD19-positive Philadelphia chromosome (Ph)-negative B-cell precursor acute lymphoblastic leukemia (B-ALL).
•The dose-expansion and optimization phase of a Phase 1/2 study of subcutaneous blinatumomab is ongoing in adult patients with relapsed or refractory CD19-positive Ph-negative B-ALL. The Company is planning to initiate a potentially registration-enabling Phase 2 portion of this study in both adults and adolescents in H2 2025.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is enrolling older adult patients with newly diagnosed CD19-positive Ph-negative B-ALL.

IMDELLTRA / tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In June, interim results from the global Phase 3 DeLLphi-304 trial were presented at the American Society of Clinical Oncology annual meeting (ASCO) and simultaneously published in the New England Journal of Medicine. The data showed that IMDELLTRA reduced the risk of death by 40% and significantly extended median overall survival (OS) by more than five months compared to standard-of-care (SOC) chemotherapy in patients with small cell lung cancer (SCLC) who progressed on or after one line of platinum-based chemotherapy. Imdelltra significantly improved patient-reported outcomes of dyspnea and cough compared to SOC chemotherapy. The safety profile of IMDELLTRA was consistent with its known profile. Regulatory filing activities are underway.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage (ES) and limited-stage (LS) SCLC:
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with a PD-L1 inhibitor alone, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab is enrolling patients with first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is enrolling patients with LS-SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second line or later ES-SCLC.
◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens of IMDELLTRA in second-line ES-SCLC, is enrolling patients.
◦DeLLphi-310, a Phase 1b study of IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate, with or without a PD-L1inhibitor, is enrolling patients with ES-SCLC.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

◦DeLLphi-311, a Phase 1b study of IMDELLTRA in combination with etakafusp alfa (AB248), a novel CD8+ T-cell selective interleukin-2 (IL-2), was initiated in patients with ES-SCLC.
◦DeLLphi-312, a Phase 3 study of first-line IMDELLTRA in combination with carboplatin, etoposide and durvalumab, was initiated in patients with ES-SCLC.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•XALute, a Phase 3 study of xaluritamig, is enrolling patients with metastatic castrate resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•A Phase 1 study of xaluritamig monotherapy is ongoing in patients with mCRPC who have not yet received taxane-based chemotherapy and is ongoing in patients with mCPRC who have previously received taxane-based chemotherapy in a fully outpatient treatment setting to further improve administration convenience. This study continues to enroll mCRPC patients into a combination treatment of xaluritamig and abiraterone.
•A Phase 1b study of neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is enrolling patients with high-risk biochemically recurrent prostate cancer after definitive therapy.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•In June, the Company announced the Phase 3 FORTITUDE-101 clinical trial of first-line bemarituzumab plus chemotherapy (mFOLFOX6) met its primary endpoint of OS at a pre-specified interim analysis:
◦Bemarituzumab plus chemotherapy demonstrated a statistically significant and clinically meaningful improvement in OS as compared to placebo plus chemotherapy in patients with unresectable locally advanced or metastatic gastric or gastroesophageal junction cancer with FGFR2b overexpression and who are non-HER2 positive. FGFR2b overexpression was defined as 2+/3+ staining in ≥10% of tumor cells by centrally performed immunohistochemistry testing.
◦The most common treatment-emergent adverse events (>25%) in patients treated with bemarituzumab plus chemotherapy were reduced visual acuity, punctate keratitis, anemia, neutropenia, nausea, corneal epithelium defect and dry eye. While ocular events were consistent with the Phase 2 experience and observed in both arms, they occurred with greater frequency and severity in the Phase 3 bemarituzumab arm.
◦Detailed results from FORTITUDE 101 will be shared at a future medical meeting.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab, is ongoing in patients with first-line gastric cancer. Phase 3 data readout is anticipated in H2 2025/H1 2026.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab, is enrolling patients with first-line gastric cancer.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy, is ongoing in patients with solid tumors with FGFR2b overexpression.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•A Phase 2 study of AMG 193 is enrolling patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC).
•A Phase 1/1b/2 study of AMG 193 is enrolling patients with advanced MTAP-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic malignancies.
•A Phase 1b study of AMG 193 in combination with other therapies is enrolling patients with advanced MTAP-null gastrointestinal, biliary tract, or pancreatic cancers.

Kyprolis
•In May, the FDA granted pediatric exclusivity to Kyprolis for studies conducted under a Written Request and approved updates to the "Pediatric Use" subsection of the Kyprolis prescribing information.

LUMAKRAS/LUMYKRAS
•In May, the FDA granted Breakthrough Therapy Designation to LUMAKRAS in combination with Vectibix and FOLFIRI for the first-line treatment of patients with KRAS G12C-mutated metastatic colorectal cancer (CRC), as determined by an FDA-approved test. This is the third Breakthrough Therapy Designation granted by the FDA for LUMAKRAS.
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI vs. FOLFIRI with or without bevacizumab-awwb, is enrolling patients with first-line KRAS G12C–mutated metastatic CRC.
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced NSCLC.

Nplate
•In June data were presented at ASCO from the final analysis of RECITE, a Phase 3 study of Nplate as supportive care for chemotherapy-induced thrombocytopenia (CIT) in gastrointestinal cancers:
◦the study met its primary endpoint; more patients on Nplate had no chemotherapy dose modifications due to CIT compared to placebo (84.4% vs. 35.7%, Odds Ratio 10.2; P<0.001).
◦Nplate was well tolerated in a highly comorbid population, with no treatment-related serious adverse events or treatment-related adverse events leading to death or discontinuation of Nplate or chemotherapy.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

•PROCLAIM, a Phase 3 study of Nplate for the treatment of CIT, is enrolling patients with NSCLC, ovarian cancer, or breast cancer.

Biosimilars
•A randomized, double-blind pharmacokinetic similarity study of ABP 206 compared with OPDIVO® (nivolumab) is ongoing in patients with resected stage III or stage IV melanoma in the adjuvant setting. Data readout is anticipated in H2 2025.
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO is enrolling patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) is enrolling patients with early-stage non-squamous NSCLC as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA is enrolling patients with advanced or metastatic non-squamous NSCLC.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared to OCREVUS® (ocrelizumab) is enrolling patients with relapsing-remitting multiple sclerosis.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.
Etakafusp alfa (AB248) is a novel CD8+ T cell selective interleukin-2 (IL-2) being developed by Asher Biotherapeutics.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.

1 The efficacy estimand represents the efficacy as if treated participants had adhered to MariTide for the entire 52-week study period. The efficacy estimand includes endpoint data so long as study drug is taken. Where endpoint data is missing with early discontinuation, the endpoint results for the patient are estimated using individual patient response and predicted performance after drug discontinuation.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2025 and 2024, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2025 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2025 and 2024. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues:
Product sales	$8,771	$8,041	$16,644	$15,159
Other revenues	408	347	684	676
Total revenues	9,179	8,388	17,328	15,835

Operating expenses:
Cost of sales	3,011	3,236	5,979	6,436
Research and development	1,744	1,447	3,230	2,790
Selling, general and administrative	1,691	1,785	3,378	3,593
Other	77	11	907	116
Total operating expenses	6,523	6,479	13,494	12,935

Operating income	2,656	1,909	3,834	2,900

Other income (expense):
Interest expense, net	(694)	(808)	(1,417)	(1,632)
Other (expense) income, net	(394)	(307)	1,124	(542)

Income before income taxes	1,568	794	3,541	726

Provision for income taxes	136	48	379	93

Net income	$1,432	$746	$3,162	$633

Earnings per share:
Basic	$2.66	$1.39	$5.88	$1.18
Diluted	$2.65	$1.38	$5.84	$1.17

Weighted-average shares used in calculation of earnings per share:
Basic	538	537	538	537
Diluted	541	541	541	541

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,028	$11,973
Trade receivables, net	8,701	6,782
Inventories	6,583	6,998
Other current assets	3,422	3,277
Total current assets	26,734	29,030

Property, plant and equipment, net	6,855	6,543
Intangible assets, net	24,614	27,699
Goodwill	18,674	18,637
Other noncurrent assets	11,020	9,930
Total assets	$87,897	$91,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$18,032	$19,549
Current portion of long-term debt	2,444	3,550
Total current liabilities	20,476	23,099

Long-term debt	53,760	56,549
Long-term deferred tax liabilities	1,386	1,616
Long-term tax liabilities	2,511	2,349
Other noncurrent liabilities	2,336	2,349
Total stockholders’ equity	7,428	5,877
Total liabilities and stockholders’ equity	$87,897	$91,839

Shares outstanding	538	537

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
GAAP cost of sales	$3,011	$3,236	$5,979	$6,436
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,460)	(1,830)	(3,008)	(3,690)
Non-GAAP cost of sales	$1,551	$1,406	$2,971	$2,746

GAAP cost of sales as a percentage of product sales	34.3%	40.2%	35.9%	42.5%
Acquisition-related expenses (a)	(16.6)	(22.7)	(18.0)	(24.4)
Non-GAAP cost of sales as a percentage of product sales	17.7%	17.5%	17.9%	18.1%

GAAP research and development expenses	$1,744	$1,447	$3,230	$2,790
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(59)	(24)	(70)	(50)
Non-GAAP research and development expenses	$1,685	$1,423	$3,160	$2,740

GAAP research and development expenses as a percentage of product sales	19.9%	18.0%	19.4%	18.4%
Acquisition-related expenses (b)	(0.7)	(0.3)	(0.4)	(0.3)
Non-GAAP research and development expenses as a percentage of product sales	19.2%	17.7%	19.0%	18.1%

GAAP selling, general and administrative expenses	$1,691	$1,785	$3,378	$3,593
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(30)	(99)	(62)	(195)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(11)	—	(11)	—
Total adjustments to selling, general and administrative expenses	(41)	(99)	(73)	(195)
Non-GAAP selling, general and administrative expenses	$1,650	$1,686	$3,305	$3,398

GAAP selling, general and administrative expenses as a percentage of product sales	19.3%	22.2%	20.3%	23.7%
Acquisition-related expenses (b)	(0.3)	(1.2)	(0.3)	(1.3)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(0.2)	0.0	(0.1)	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	18.8%	21.0%	19.9%	22.4%

GAAP operating expenses	$6,523	$6,479	$13,494	$12,935
Adjustments to operating expenses:
Adjustments to cost of sales	(1,460)	(1,830)	(3,008)	(3,690)
Adjustments to research and development expenses	(59)	(24)	(70)	(50)
Adjustments to selling, general and administrative expenses	(41)	(99)	(73)	(195)
Impairment of intangible assets (c)	—	—	(800)	(68)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(24)	3	(23)	4
Certain other expenses	(53)	(14)	(84)	(52)
Total adjustments to operating expenses	(1,637)	(1,964)	(4,058)	(4,051)
Non-GAAP operating expenses	$4,886	$4,515	$9,436	$8,884

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
GAAP operating income	$2,656	$1,909	$3,834	$2,900
Adjustments to operating expenses	1,637	1,964	4,058	4,051
Non-GAAP operating income	$4,293	$3,873	$7,892	$6,951

GAAP operating income as a percentage of product sales	30.3%	23.7%	23.0%	19.1%
Adjustments to cost of sales	16.6	22.7	18.0	24.4
Adjustments to research and development expenses	0.7	0.3	0.4	0.3
Adjustments to selling, general and administrative expenses	0.6	1.2	0.3	1.3
Impairment of intangible assets (c)	0.0	0.0	4.9	0.4
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.2	0.0	0.2	0.0
Certain other expenses	0.5	0.3	0.6	0.4
Non-GAAP operating income as a percentage of product sales	48.9%	48.2%	47.4%	45.9%

GAAP other (expense) income, net	$(394)	$(307)	$1,124	$(542)
Adjustments to other (expense) income, net
Net losses (gains) from equity investments (d)	591	405	(700)	915
Non-GAAP other income, net	$197	$98	$424	$373

GAAP income before income taxes	$1,568	$794	$3,541	$726
Adjustments to income before income taxes:
Adjustments to operating expenses	1,637	1,964	4,058	4,051
Adjustments to other (expense) income, net	591	405	(700)	915
Total adjustments to income before income taxes	2,228	2,369	3,358	4,966
Non-GAAP income before income taxes	$3,796	$3,163	$6,899	$5,692

GAAP provision for income taxes	$136	$48	$379	$93
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	401	420	618	779
Other income tax adjustments (f)	1	4	(5)	(11)
Total adjustments to provision for income taxes	402	424	613	768
Non-GAAP provision for income taxes	$538	$472	$992	$861

GAAP tax as a percentage of income before taxes	8.7%	6.0%	10.7%	12.8%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	5.5	8.8	3.8	2.5
Other income tax adjustments (f)	0.0	0.1	(0.1)	(0.2)
Total adjustments to provision for income taxes	5.5	8.9	3.7	2.3
Non-GAAP tax as a percentage of income before taxes	14.2%	14.9%	14.4%	15.1%

GAAP net income	$1,432	$746	$3,162	$633
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,827	1,949	2,740	4,187
Other income tax adjustments (f)	(1)	(4)	5	11
Total adjustments to net income	1,826	1,945	2,745	4,198
Non-GAAP net income	$3,258	$2,691	$5,907	$4,831

Note: Numbers may not add due to rounding

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2025		Three months ended June 30, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,432	$3,258	$746	$2,691

Weighted-average shares for diluted EPS	541	541	541	541

Diluted EPS	$2.65	$6.02	$1.38	$4.97

	Six months ended June 30, 2025		Six months ended June 30, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$3,162	$5,907	$633	$4,831

Weighted-average shares for diluted EPS	541	541	541	541

Diluted EPS	$5.84	$10.92	$1.17	$8.93

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three and six months ended June 30, 2025 and 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(c)
For the six months ended June 30, 2025, the adjustment related to an intangible asset impairment charge for Otezla®. For the six months ended June 30, 2024, the adjustment related to a net impairment charge for an in-process R&D asset related to our Teneobio, Inc. acquisition from 2021.

(d)	For the three and six months ended June 30, 2025 and 2024, the adjustments related primarily to our BeOne Medicines Ltd. equity fair value adjustment.

(e)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and six months ended June 30, 2025, was 18.0% and 18.4%, respectively, compared to 17.7% and 15.7%, respectively, for the corresponding periods of the prior year.

(f)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$2,280	$2,459	$3,671	$3,148
Net cash used in investing activities	(389)	(217)	(836)	(434)
Net cash used in financing activities	(2,673)	(2,649)	(6,780)	(4,357)
Decrease in cash and cash equivalents	(782)	(407)	(3,945)	(1,643)
Cash and cash equivalents at beginning of period	8,810	9,708	11,973	10,944
Cash and cash equivalents at end of period	$8,028	$9,301	$8,028	$9,301

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$2,280	$2,459	$3,671	$3,148
Capital expenditures	(369)	(238)	(780)	(468)
Free cash flow	$1,911	$2,221	$2,891	$2,680

AMGEN REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP diluted EPS guidance	$10.97	—	$12.11
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	8.56	—	8.60
Impairment of intangible assets (b)		1.29
Net gains from equity investments		(1.01)
Other		0.35
Non-GAAP diluted EPS guidance	$20.20	—	$21.30

* The known adjustments are presented net of their related tax impact, which amount to approximately $2.15 per share.

(a) The adjustments primarily include noncash amortization of intangible assets and fair value step-up of inventory acquired in business acquisitions.

(b) The adjustment relates to the Otezla® intangible asset impairment charge recorded during the first quarter of 2025.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments. This guidance includes the estimated impact of implemented tariffs, but does not account for any tariffs or potential pricing actions announced or described but not implemented as well as any tariffs, sector specific tariffs, or pricing actions that could be implemented in the future.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP tax rate guidance	11.0%	—	12.5%
Tax rate of known adjustments discussed above		3.5%
Non-GAAP tax rate guidance	14.5%	—	16.0%